Exhibit 5.01

Amy L. Schneider Vice President, Corporate Secretary and Securities 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401

November 3, 2021

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen;

I am the Vice President, Corporate Secretary and Securities of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 1.75% Senior Notes, Series due March 15, 2027 (the “2027 Notes”) and $300,000,000 aggregate principal amount of the Company’s 2.35% Senior Notes, Series due November 15, 2031 (together with the 2027 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of October 29, 2021 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters named on Schedule I therein (collectively, the “Underwriters”). The Notes will be issued pursuant to the Indenture, dated as of December 1, 2000, between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented, and as further supplemented by the Supplemental Indenture No. 15, dated as of November 3, 2021, with respect to the Notes, by and between the Company and the Trustee (the Indenture, as supplemented, the “Indenture”).

I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended, the Registration Statement on Form S-3 (File No. 333-255446) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Notes are to be issued, such corporate action in connection with the issuance of the Notes (the “Corporate Proceedings”) as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and assumptions that follow, I am of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefore in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

Xcel Energy Inc.

November 3, 2021

The foregoing opinion assumes that the Trustee has duly authorized, executed and delivered the Indenture. The foregoing opinion is also subject to:

1.

the limitation that the provisions of the Indenture and the Notes may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights;

2.	general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

3.

the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota. The opinion herein expressed is limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

By:	/s/ Amy L. Schneider
Name:	Amy L. Schneider
Title:	Vice President, Corporate Secretary and Securities